Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Nxt-ID, Inc. on Form S-3 [File Nos. 333-228624, 333-226116, 333-222452, and 333-206955] of our report dated April 15, 2021, with respect to our audits of the consolidated financial statements of Nxt-ID, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 209, which report is included in this Annual Report on Form 10-K of Nxt-ID, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

April 15, 2021